CONSENT OF INDEPENDENT AUDITORS





The Board of Directors and Stockholders
Selective Insurance Group, Inc.


         We consent to incorporation by reference in the registration statement on Form S-3 of Selective Insurance Group, Inc. of our reports dated February 6, 2002, relating to the consolidated balance sheets of Selective Insurance Group, Inc. and its subsidiaries as of December 31, 2001 and 2000, and related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and all related financial statement schedules, which reports appear in or are incorporated by reference in the December 31, 2001 annual report on Form 10-K of Selective Insurance Group, Inc. and to the reference to our firm under the heading "Experts" in the registration statement on Form S-3 of Selective Insurance Group, Inc.


/s/ KPMG LLP
------------------------

New York, New York
November 26, 2002